NEWS Contact: D. Jeffry Benoliel Vice President – Global Metalworking and Fluid Power and Corporate Secretary benoliej@quakerchem.com T. 610.832.7850

For Release: Immediate

QUAKER CHEMICAL CORPORATION ANNOUNCES RETIREMENT

OF DR. EDWIN J. DELATTRE AS DIRECTOR AFTER 30 YEARS OF SERVICE

AND APPOINTMENT OF MARK A. DOUGLAS AS NEW BOARD MEMBER

CONSHOHOCKEN, PA (January 31, 2013) – Quaker Chemical Corporation (NYSE: KWR) today announced that, following nearly 30 years of meritorious service on the Board of Directors, Edwin J. Delattre has decided to retire upon completion of his current term as a Director at Quaker's annual meeting of shareholders in May of 2013. Michael F. Barry, Chairman, Chief Executive Officer and President, commented, "On behalf of Quaker, I want to thank Ed for his significant contributions and dedicated service over the years. He has been a valued member of the Board and we wish him the best in his retirement."

Quaker also today announced the appointment on January 30, 2013 of Mark A. Douglas to Quaker's Board, effective immediately. Mr. Douglas is an officer of FMC Corporation (NYSE: FMC), a diversified chemical company serving agricultural, industrial and consumer markets globally with annual sales of approximately $3.4 billion. Mr. Douglas is currently President of FMC’s Agricultural Products Group. He joined FMC in March 2010, as Vice President, Global Operations and International Development and as a member of the Executive Committee, and was named President, Industrial Chemicals Group in 2011. Mr. Douglas joined FMC from Dow Chemical where he was Vice President, President Asia, Dow Advanced Materials. Prior to joining Dow, Mr. Douglas was Corporate Vice President, President Asia, Rohm and Haas Company based in Shanghai. He previously served as Corporate Vice President, Director Procurement and Logistics for Rohm and Haas in Philadelphia. During his 21 years with Rohm and Haas, Mr. Douglas held sales, marketing and general management positions in London, Asia and Philadelphia.

"We are extremely pleased that Mark is joining our Board and bringing with him extensive global operating experience in the chemical industry," said Mr. Barry. “Mark's expertise in managing and growing businesses in numerous worldwide markets makes him an ideal addition as we continue to build shareholder value and grow Quaker's presence globally."

Quaker Chemical is a leading global provider of process fluids, chemical specialties, and technical expertise to a wide range of industries, including steel, aluminum, automotive, mining, aerospace, tube and pipe, cans, and others. For nearly 100 years, Quaker has helped customers around the world achieve production efficiency, improve product quality, and lower costs through a combination of innovative technology, process knowledge, and customized services. Headquartered in Conshohocken, Pennsylvania USA, Quaker serves businesses worldwide with a network of dedicated and experienced professionals whose mission is to make a difference.

Quaker Chemical Corporation
One Quaker Park	P: 610.832.4000
901 E. Hector Street	F: 610.832.8682
Conshohocken, PA 19428-2380	quakerchem.com